EXHIBIT 2.3

AMENDING AGREEMENT

Amending Agreement dated February 27, 2019 by and among 1197879 B.C. Ltd. (the “Purchaser”), Tilray, Inc. (“Tilray”), FHF Holdings Ltd. (the ”Company”) and Compass Group Diversified Holdings, LLC (the “Shareholder Representative”).

RECITALS:

(a)	The Purchaser, Tilray, the Company, the Shareholder Representative and each shareholder of the Company entered into an arrangement agreement on February 19, 2019 (the “Original Agreement”).

(b)	Pursuant to Section 12.1 of the Original Agreement, the Shareholder Representative was appointed as the agent and true and lawful attorney in fact of the Shareholders.

(c)	Pursuant to Section 13.4 of the Original Agreement, the parties wish to amend the Original Agreement as provided in this Amending Agreement.

In consideration of the above and for other good and valuable consideration, the parties agree as follows:

Section 1	Defined Terms.

Capitalized terms used in this Amending Agreement that are not defined in it have the meanings given to them in the Original Agreement.

Section 2	Amendments to the Plan of Arrangement and Annexes 5 and 10 of the Original Agreement.

The Annexes to the Original Agreement are amended as of the date of this Amending Agreement, as follows:

(a)	Annex 5 “Shareholders” to the Original Agreement is deleted and replaced with the form of Annex attached as Schedule A to this Amending Agreement.

(b)	Annex 10 “Payoff Payees” to the Original Agreement is deleted and replaced with the form of Annex attached as Schedule B to this Amending Agreement.

(c)	The Plan of Arrangement attached as Exhibit “A” to the Original Agreement is deleted and replaced with the Plan of Arrangement attached as Schedule C to this Amending Agreement.

Section 3	Reference to and Effect on the Original Agreement.

On and after the date of this Amending Agreement, any reference to “this Agreement” in the Original Agreement and any reference to the Original Agreement in any other agreements will mean the Original Agreement as amended by this Amending Agreement. Except as specifically amended by this Amending Agreement, the provisions of the Original Agreement remain in full force and effect.

Section 4	Successors and Assigns.

This Amending Agreement becomes effective when executed by all of the parties. After that time, it will be binding upon and enure to the benefit of the parties and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

Section 5	Governing Law.

This Amending Agreement is governed by, and will be interpreted and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Section 6	Counterparts.

This Amending Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Amending Agreement.

[signature page follows]

The parties have executed this Amending Agreement.

1197879 B.C. LTD.

By:	/s/ Brendan Kennedy
Name:
Title:

TILRAY, INC.

By:	/s/ Brendan Kennedy
Name:
Title:

FHF HOLDINGS LTD.

By:	/s/ Patrick Maciariello
	Name:	Patrick Maciariello
	Title:	Chairman

COMPASS GROUP DIVERSIFIED HOLDINGS, LLC as Shareholder Representative

By:	/s/ Ryan J. Faulkingham
	Name:	Ryan J. Faulkingham
	Title:	CFO